Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Sharing Economy International Inc. (the “Company”) on Form S-3 of our report dated April 11, 2018, relating to the consolidated financial statements of Sharing Economy International Inc. and subsidiaries, appearing in the Annual Report on Form 10-K of Sharing Economy International Inc. and subsidiaries for the year ended December 31, 2017. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ RBSM LLP

RBSM LLP

New York, New York

July 18, 2018